Exhibit 12

                                       MELVILLE CORPORATION AND SUBSIDIARY COMPANIES
                                    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                      ($ in thousands)



                                                                  1994           1993          1992           1991           1990
                                                                  ----           ----          ----           ----           ----
Fixed Charges: (1)
Interest Expense                                               $  34,113      $  25,846      $  26,519      $  30,489      $  23,822
Interest Capitalized                                                 305            583            124            748          1,930
Interest Portion of Operating Leases                             180,000        166,000        160,000        149,000        124,000
Interest Portion of Capital Leases                                 2,973          3,390          4,030          4,507          4,983
Amortization of Debt Expense                                         127            127            127            127            127
                                                               ---------      ---------      ---------      ---------      ---------
Total Fixed Charges                                            $ 217,518      $ 195,946      $ 190,800      $ 184,871      $ 154,862
                                                               =========      =========      =========      =========      =========

Adjusted Fixed Charges:

Total Fixed Charges                                            $ 217,518      $ 195,946      $ 190,800      $ 184,871      $ 154,862
Interest Capitalized                                                 305            583            124            748          1,930
                                                               ---------      ---------      ---------      ---------      ---------
Adjusted Fixed Charges                                         $ 217,213      $ 195,363      $ 190,676      $ 184,123      $ 152,932
                                                               =========      =========      =========      =========      =========

Earnings:

Earnings before Income Taxes, Minority Interests
   and Cumulative Effect of Change in
   Accounting Principle (2)                                    $ 578,106      $ 599,527      $ 335,496      $ 640,098      $ 687,338
Adjusted Fixed Charges                                           217,213        195,363        190,676        184,123        152,932
                                                               ---------      ---------      ---------      ---------      ---------
                                                               $ 795,319      $ 794,890      $ 526,172      $ 824,221      $ 840,270
                                                               =========      =========      =========      =========      =========

Ratio of Earnings to Fixed Charges                                  3.66           4.06           2.76           4.46           5.43
                                                               =========      =========      =========      =========      =========

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(1)  The Company  formed an Employee Stock  Ownership Plan effective  January 1,
     1989. On June 23, 1989, the ESOP Trust borrowed $357.5 million from qualified lenders, the proceeds of which were used to purchase a new series of preference stock issued by the Company. The loan to the ESOP
     Trust has been guaranteed by the Company. Annualized dividends on preference stock totaled $24.9 million in 1994, $25.3 million in 1993, $25.8 million in 1992, $26.0 million in 1991 and $26.1 million in 1990.
     These amounts are not reflected in the calculation above.

(2)  1992 reflects the impact of the strategic realignment charge of $346,979.